Exhibit 99.1

Innovative Solutions & Support, Inc. Mourns Death of
Chairman & CEO Geoff Hedrick

EXTON, Pa.--(January 13, 2022)--Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today issued the following statement:

“It is with great sadness that we announce that Geoffrey S. M. Hedrick, our founder, Chairman of the Board and Chief Executive Officer, has passed away due to complications from a sudden illness. The entire IS&S family mourns this tragic loss. He will be sorely missed.”

Glen R. Bressner, the Vice Chairman of the Board of Directors of IS&S, added: “On behalf of our Board of Directors, management team, and employees, we extend our deepest sympathies to Mr. Hedrick’s wife, daughter and loved ones. We will miss the creativity, keen intellect and leadership Geoff has shown over the past several decades.”

Mr. Hedrick spent his entire professional career in the avionics industry. Following his electrical engineering education at Cornell he worked briefly in the aviation instrument subsidiary of Bulova. In 1971, Mr. Hedrick founded Harowe Systems, Inc. as a joint venture with another company in aerospace hardware. By 1978, Harowe Systems had grown substantially and was spun out and acquired by Smiths Industries. He continued to run Harowe and later served as President and Chief Executive Officer of Smiths Industries North American Aerospace Companies. In 1988, he founded IS&S where he served as Chairman and Chief Executive Officer. During the course of his career in avionics, Mr. Hedrick held nearly 100 patents in the electronics, optoelectric, electromagnetic, aerospace and contamination-control fields.

Press Contact:

Jason Zywalewski

+1 610.646.9800 x 609

jzywalewski@innovative-ss.com

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

This release may contain certain statements of a forward-looking nature relating to future events. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors such as those discussed in filings made by the Company with the SEC, and readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.